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                                                                     Exhibit 21






            Subsidiaries of Republic Technologies International, LLC

RTI Capital Corp.
Bliss & Laughlin, LLC
Canadian Drawn Steel Company, Inc.
Nimishillen & Tuscarawas, LLC
Oberlin Insurance Company






                       Subsidiaries of RTI Capital Corp.

None